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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 11-K

         [ X ]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1993

                                       OR

         [   ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ____ to ____

Commission file number 1-5325

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          The Gerry Savings Plan
                          1500 E. 128th Avenue
                          Thornton, Colorado  80241

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          Huffy Corporation
                          225 Byers Road
                          Miamisburg, Ohio 45432


                                   SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                The Gerry Savings Plan
                                        --------------------------------------
                                                   (Name of Plan)

DATE June 27, 1994                              /s/ Timothy G. Howard
     -------------------------          --------------------------------------
                                        Timothy G. Howard
                                        The Gerry Savings Plan
                                        Retirement Committee Member


     ** Pursuant to the General Instructions of Form 11-K, the Financial Statements and Schedules are being provided in a paper filing under cover of Form SE.